Media Contact: D. Neil Dauby President & Chief Executive Officer 812-482-1314 FOR IMMEDIATE RELEASE GERMAN AMERICAN BANCORP, INC. (GABC) APPOINTS DIANE MEDLEY TO CORPORATE BOARD OF DIRECTORS Jasper, IN— June 27, 2022— German American Bancorp, Inc. (Nasdaq: GABC) announced today the appointment of Diane Medley, Executive Chairman of Mountjoy Chilton Medley CPAs and Advisors, to its corporate board of directors effective as of July 1, 2022. Active in public accounting since 1981, Medley co-founded Chilton & Medley in 1988 and Mountjoy Chilton Medley LLP in 2010. MCM CPAs and Advisors is the largest CPA firm in the region and 76th largest professional and financial services firm in the United States with 6 locations across Kentucky, Indiana, and Ohio. As the former Managing Partner and Co-founder of the firm, she was the first woman in the region to hold this position. She has recently been elected to serve as Chairman of the Kentucky Chamber of Commerce for the 2022 term after serving in various capacities on the Board of Directors as a long-time chamber member. A Meade County, Kentucky native, Medley graduated from the University of Louisville with a B.S. in Commerce, receiving Highest Honors. She was the class Valedictorian of the School of Business and Outstanding Senior in Accounting. Diane has dedicated many years of service to her alma mater, and currently serves as Finance Chair, Executive Committee Member and Board Member of the University of Louisville Board of Trustees as well as Finance Chair and Board Member of the University of Louisville Health, Inc. She has extended her leadership and expertise to many organizations across Kentucky and Indiana including Greater Louisville Inc., Impetus for a better Louisville, International Women’s Forum – Kentucky Chapter, Louisville Chapter of NAWBO, the Kentucky State Board of Accountancy, the Kentucky Society of CPAs, Leadership Kentucky, Leadership Louisville, Indiana Chamber of Commerce, Hardin Memorial Hospital Foundation and One Southern Indiana. “Diane is a respected leader in the financial industry and her work has played a key role in building and growing businesses of all sizes. The immense knowledge and expertise she possesses will be an invaluable asset to our Board,” stated D. Neil Dauby, German American’s President & CEO. “Her entrepreneurial spirit, focus on serving her community, and dedication to her field has grown her company’s presence throughout the region, giving her meaningful local knowledge within the markets we do business. I am confident that Diane will be integral in shaping and enhancing our company in the years to come.” “I am excited to join the German American Board of Directors,” stated Medley. “I take great pride in my efforts to make Kentucky and Indiana more business-friendly, in turn benefitting the lives of others. I have witnessed first-hand German American’s dedication to partnering with local communities, clients, and team members. Their exceptional level of growth and performance over the past decade is a testament to that dedication. It is an honor to have the opportunity to be a part of German American’s efforts to drive the continued growth and prosperity of the Company and the clients and communities they serve in the coming years.” About German American Bank German American Bank serves Southern Indiana and Kentucky with banking, insurance, investments and wealth management services for business and retail customers. In 1910, German American was founded in a community rich in German-American heritage located in Ohio Valley region. The company’s headquarters remain in Jasper, Indiana. The German American team is dedicated to helping individuals, families and businesses achieve greater prosperity and quality of life by building lasting client relationships based on integrity, responsive service, innovation, and shared values. The company believes in supporting the communities it serves to help communities thrive, so its people can prosper.